UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): May 16, 2007
COUNTRYWIDE FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-8422	13-2641992
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4500 Park Granada, Calabasas, CA	91302
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (818) 225-3000
N/A
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     The information contained in Item 8.01 is incorporated herein by reference.
Item 3.02 Unregistered Sale of Equity Securities.
     The information contained in Item 8.01 is incorporated herein by reference. The debentures referred to in the response to Item 8.01 are convertible into shares of common stock.
Item 8.01 Other Events.
     On May 16, 2007, Countrywide Financial Corporation, a Delaware corporation (the “Company”), issued a news release announcing that it had priced a private placement of $2.0 billion aggregate principal amount of its series A floating rate convertible senior debentures due 2037 (the “series A debentures”) and $2.0 billion aggregate principal amount of its series B floating rate convertible senior debentures due 2037 (the “series B debentures” and, together with the series A debentures, the “debentures”). The Company has granted the initial purchasers a 13-day option to purchase up to an additional $300 million of the series A debentures and up to an additional $300 million of the series B debentures.
     The issuance and sale of the debentures has been consummated on customary terms and conditions pursuant to a Purchase Agreement entered into by the Company, Countrywide Home Loans, Inc. (“CHL”), a wholly-owned subsidiary of the Company, and the initial purchasers named therein on May 16, 2007. The Purchase Agreement is filed as an exhibit hereto and incorporated herein by reference. The sale of the debentures closed on May 22, 2007.
     CHL has guaranteed the Company’s obligations under the debentures, including the payment of cash and delivery of the Company’s common stock upon conversion of the debentures and the due and punctual payment of principal and interest on the debentures, whether at the relevant maturity date, upon acceleration, upon redemption, upon repurchase or otherwise. The guarantee is an unsecured and unsubordinated obligation of CHL and ranks equally with its other unsecured and unsubordinated indebtedness.
     The series A debentures bear interest at a floating rate equal to three-month LIBOR, reset quarterly, minus 3.50 percent, payable quarterly in arrears on January 15, April 15, July 15 and October 15 each year commencing on July 15, 2007 and the series B debentures bear interest at a floating rate equal to three-month LIBOR, reset quarterly, minus 2.25 percent, payable quarterly in arrears on February 15, May 15, August 15 and November 15 each year commencing on August 15, 2007. The series A debentures have an initial conversion rate representing a 30 percent premium and the series B debentures have an initial conversion rate representing a 45 percent premium over the Company’s closing common stock price on May 16, 2007 of $40.33 per share. If converted, holders of the debentures will receive cash up to the principal amount of a convertible debenture and, with respect to any excess conversion value, into shares of the Company’s common stock as determined pursuant to a specified formula, subject to the Company’s option to cash settle all or some of its delivery obligations.
     The Company may redeem the debentures in whole or in part at any time on or after October 15, 2008, in the case of the series A debentures, or May 15, 2009, in the case of the series B debentures, in each case for cash at 100 percent of their principal amount plus accrued and unpaid interest, if any, to but not including the redemption date. Holders of the series A debentures may require the Company to repurchase all or a portion of their debentures on each of

October 15, 2008, 2009, 2010, 2012, 2017, 2022, 2027 and 2032, and holders of series B debentures may require the Company to repurchase all or a portion of their convertible debentures on May 15, 2009, 2010, 2012, 2017, 2022, 2027 and 2032 or upon the occurrence of a change in control, the holders of the debentures may require the Company to repurchase the debentures for cash at a price equal to 100 percent of the principal amount of the debentures submitted for repurchase, plus accrued and unpaid interest, if any, to but excluding the repurchase date.
     The Company has used $863,284,020 of the net proceeds from this offering to fund the repurchase of 21,379,000 shares of its common stock at $40.33 per share, the last reported sale price of the Company’s common stock on May 16, 2007, plus expenses, which occurred simultaneously with this offering through a block trade with one of the initial purchasers named in the Purchase Agreement.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.
10.1	Purchase Agreement, dated May 16, 2007, between Countrywide Financial Corporation, Countrywide Home Loans, Inc. and the Initial Purchasers identified therein.

99.1	Press Release dated May 16, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COUNTRYWIDE FINANCIAL CORPORATION

Dated: May 22, 2007	By:	/s/ Jennifer S. Sandefur
	Name:	Jennifer S. Sandefur
	Title:	Senior Managing Director and Treasurer

EXHIBIT INDEX

Exhibit
No.

10.1	Purchase Agreement, dated May 16, 2007, between Countrywide Financial Corporation, Countrywide Home Loans, Inc. and the Initial Purchasers identified therein.

99.1	Press Release dated May 16, 2007.

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